Exhibit 99.(n)

BAILLIE GIFFORD INSTITUTIONAL TRUST

Plan pursuant to Rule 18f-3 under the

Investment Company Act of 1940

Adopted as of October 10, 2025

This Plan (the “Plan”) is adopted by Baillie Gifford Institutional Trust (the “Trust”), an open-end investment management company, pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “Act”) and sets forth the general characteristics of, and the general conditions under which the Trust may offer, multiple classes of shares of its now existing and hereafter created portfolios (“Funds”). This Plan may be revised, amended or restated from time to time as provided below.

Class Designations

Subject to the terms and designations set forth in the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended or restated from time to time (the “Declaration of Trust”), each Fund may from time to time issue one or more of the following classes of shares: Class 2 Shares, Class 3 Shares, Class 4 Shares and Class 5 Shares. Each of the classes of shares of any Fund will represent interests in the same portfolio of investments and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in each Fund’s prospectus (each a “Prospectus”) or statement of additional information (each a “SAI”) as from time to time in effect.

Class Eligibility

Class eligibility is generally dependent on the size of the client’s total assets under management with Baillie Gifford Overseas Limited, the Trust’s investment adviser (referred to herein as “BGOL”) and its affiliates, as described from time to time in the Prospectus. With certain exceptions described below, eligibility for Class 2 Shares, Class 3 Shares, Class 4 Shares, and Class 5 Shares depends on a client’s “Total Investment” with BGOL and its affiliates. For purposes of clarification, in the case of shares held of record by retirement plans for which individual participants are the underlying beneficial owners and direct the plans’ investments on their behalf into the Funds (“participant directed plans”), the client for the purposes of class eligibility will be deemed to be the participant directed plan.

A client’s Total Investment will be determined by BGOL as of March 31 of each year and on such other dates as may be determined by BGOL (each a “Determination Date”). As provided below, a client’s Total Investment as of any Determination Date will equal the market value of assets managed by BGOL and its affiliates for the client (whether in a pooled vehicle or otherwise) as of such Determination Date.

BGOL will make all determinations as to the definition of the relevant shareholder (for example, in the case of a merger, spin-off or other corporate reorganization of an existing shareholder), the aggregation of client accounts for purposes of determining eligibility and whether to waive any eligibility requirements..

Exchange Features

Subject to the eligibility criteria described herein and any shareholder eligibility requirements or exchange restrictions that may be imposed by a Fund as described in such Fund’s Prospectus and/or SAI, shares of one Fund are exchangeable for the same class of shares of any other Fund, without the imposition of any fee or other charge by either Fund. Such an exchange shall not trigger a recalculation of Total Investment for the purposes of determining eligibility. Any such exchanges shall be effected on the basis of the relative net asset value of the shares subject to the exchange.

If a shareholder is eligible and permitted pursuant to the terms and conditions set forth in the Fund’s Prospectus and/or SAI to exchange his or her shares both to a different Fund and to a different class, such exchange may be executed in a single transaction.

Class Characteristics

The sole difference among the share classes is the level of shareholder service fee (“Shareholder Service Fee”) borne by the class for client and shareholder service, reporting and other support provided to such class by BGOL, as set forth in the Shareholder Service Plan in effect from time to time.

The multiple class structure reflects the fact that, as the size of the client relationship increases, the cost to service that relationship is expected to decrease as a percentage of the account. Thus, the Shareholder Service Fee is lower for classes for which eligibility criteria generally require greater assets under BGOL’s management.

Allocations to Each Class

Expense Allocations

Shareholder Service Fees payable by the Trust to the shareholder servicer of the Trust’s shares, which is BGOL (or its designee) (the “Shareholder Servicer”), shall be allocated on a class-by-class basis.

Subject to the approval of the Board, including a majority of the independent Trustees, the following “Class Expenses” may (if such expense is properly assessable at the class level) in the future be allocated to any class of shares on a class-by-class basis: (a) transfer agency costs attributable to each class, (b) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class, (c) SEC registration fees incurred with respect to a specific class, (d) blue sky and foreign registration fees and expenses incurred with respect to a specific class, (e) litigation and other legal expenses relating to a specific class of shares, (f) Trustees’ fees or expenses incurred as a result of issues relating to a specific class of shares, (g) accounting and consulting expenses relating to a specific class of shares, and (h) any additional expenses, not including advisory or custodial fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount with respect to a class, or if services are provided with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

All expenses not now or hereafter designated as Class Expenses (“Fund Expenses”) will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the relevant Fund.

However, notwithstanding the above, a Fund may allocate all expenses other than Class Expenses on the basis of any methodology permitted by Rule 18f-3(c) under the Act, provided, however,

that until such time as this Plan is amended with respect to the Fund’s allocation methodology, the Fund will allocate all expenses other than Class Expenses on the basis of relative net assets.

Waivers and Reimbursements

BGOL (and the Shareholder Servicer, if different) may choose to waive or reimburse Shareholder Service Fees or any other Class Expenses, on a voluntary or temporary basis.

Income, Gains and Losses

Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the relevant Fund.

Each Fund may allocate income and realized and unrealized capital gains and losses to each share based on any methodology permitted by Rule 18f-3(c)(2) under the Act, consistent with the provisions set forth in “Expense Allocations” above.

Conversion Features

Share classes are subject to a conversion feature based on a client's Total Investment. On March 31 of each year and on such other dates as may be determined by BGOL (each a “Determination Date”) the value of each client’s Total Investment with BGOL and its affiliates will be determined. Based on that determination, each client’s shares of each Fund will be automatically converted to the class of shares of such Fund which is then being offered with the lowest Shareholder Service Fee for which the client is eligible based on the amount of their Total Investment on the Determination Date. The conversion will occur within 15 business days following the Determination Date. Also, if a client makes an additional investment in any Fund or puts additional assets under BGOL’s management so as to cause the client to be eligible for a new class of shares, such determination will be made as of the close of business on the last day of the calendar quarter in which the investment was made, and the conversion will be effected within 15 business days of that quarter-end. Notwithstanding the foregoing, there will be no automatic conversion from a class of shares with a lower Shareholder Service Fee to a class of shares with a higher Shareholder Service Fee unless appropriate disclosure regarding the higher Shareholder Service Fee has been given to the affected client(s) in the Prospectus or otherwise.

Shares of one class will always convert into shares of another class on the basis of the relative net asset value of the two classes, without the imposition of any sales load, fee or other charge. The conversion of a client’s investment from one class of shares to another is not a taxable event, and will not result in the realization of gain or loss that may exist in Fund shares held by the client. The client’s tax basis in the new class of shares will equal their basis in the old class before conversion. The conversion of shares from one class to another class of shares may be suspended if the opinion of counsel obtained by the Trust that the conversion does not constitute a taxable event under current federal income tax law is no longer available.

Notwithstanding anything to the contrary in this Plan, pursuant to Article VI, Section 3 of the Declaration of Trust, the Trust has the right to redeem unilaterally any shareholder of any Fund if at such time such shareholder owns shares of any Fund or class thereof “having an aggregate net asset value of less than an amount determined from time to time by the Trustees.”

Dividends

Dividends paid by the Trust with respect to any class of shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Shareholder Service Fee payments relating to a class of shares will be borne exclusively by that class and, if applicable, Class Expenses relating to a class shall be borne exclusively by that class.

Voting Rights

Each share of the Trust entitles the shareholder of record to one vote. Each class of shares of the Trust will vote separately as a class on matters for which class voting is required under applicable law.

Responsibilities of the Board

On an ongoing basis, the Board will monitor the Trust for the existence of any material conflicts among the interests of the four classes of shares. The Board shall further monitor on an ongoing basis the use of waivers or reimbursement of expenses by BGOL to guard against cross-subsidization between classes. The Board, including a majority of the independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop.

Reports to the Board

BGOL (and the Shareholder Servicer, if different) will be responsible for reporting any potential or existing conflicts among the four classes of shares to the Board.

Amendments

The Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3 under the Act.

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